Exhibit 10.15

Execution Copy

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ELAN PHARMA INTERNATIONAL LIMITED

AND

ZOGENIX, INC.

LICENSE AGREEMENT

Execution Copy

INDEX

1.	Definitions and Interpretation	1

2.	The License	7

3.	Intellectual Property	9

4.	Non-Competition	16

5.	Product Development	16

6.	Regulatory Matters	16

7.	Registration, Marketing and the Promotion of the Product	18

8.	Manufacture and Supply	19

9.	Manufacturing License	20

10.	Financial Provisions	21

11.	Payments, Reports and Audits	22

12.	Duration and Termination	23

13.	Consequences of Expiration or Termination	25

14.	Warranties, Indemnification and Liability	27

15.	Confidentiality	30

16.	Miscellaneous Provisions	32

Schedule 1 Elan Technological Competitors		36

Schedule 2 Key Terms for Commercial Manufacture and Supply Agreement		37

Schedule 3 Manufacturing Cost		39

Execution Copy

THIS AGREEMENT is dated November     , 2007

PARTIES:

(1)	ELAN PHARMA INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of Ireland, having its registered office at Monksland, Athlone, Co Westmeath, Ireland (“Elan”); and

(2)	ZOGENIX, INC., a Delaware corporation, having its principal place of business at 11682 El Camino Real, Ste. 320, San Diego, California, USA 92130 (“Zogenix”).

BACKGROUND:

(A)	Elan possesses certain proprietary oral controlled release technology as well as proprietary know-how and confidential information used or useful in the manufacture and use of pharmaceutical products.

(B)	Elan has also developed a Product (as defined below) containing Compound (as defined below) which utilizes certain Elan oral controlled release technology.

(C)	Zogenix wishes to enter into this Agreement to obtain the right to utilize Elan Intellectual Property (as defined below) to (i) import, use, offer for sale, sell the Product in the Field (as defined below) in the Territory (as defined below) and (ii) make and have made the Product in the Field in the Territory, in each case in accordance with the terms and conditions set out below.

TERMS:

The Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions. In this Agreement:

“Affiliate” means any corporation or entity controlling, controlled or under common control with Elan or Zogenix, as the case may be. For the purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

“Agreement” means this license agreement (which expression shall be deemed to include its Recitals and Schedules), as amended or supplemented pursuant to the terms hereof.

“Bottled Product” shall mean Product that is packed in bottles in a packaging configuration approved by the FDA under a Regulatory Application that is ready for commercial distribution in the Field in the Territory or, alternatively, Product that is packed in bulk form in drums.

“Business Days” means Monday to Friday inclusive, excluding any days on which the clearing banks are generally closed in Dublin, Ireland and/or New York, New York.

“cGMP” means then-current Good Manufacturing Practice, as defined in the US Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, as may be amended from time to time.

Execution Copy

“Claims” means all and any claims (whether successful or otherwise), loss, liability, damages and expenses, including reasonable attorneys’ fees and expenses and legal costs.

“CMC Section” means the chemistry, manufacturing, and controls section of the Regulatory Application in the Territory as defined in 21 C.F.R. Section 314.50 (1), as may be amended from time to time.

“Commercial Manufacture and Supply Agreement” means the agreement to be negotiated in good faith and entered into between Zogenix and Elan Holdings regarding the commercial supply of Product for Zogenix by Elan Holdings, as set forth in Clause 8.

“Commercially Reasonable Efforts” means those efforts of a Party which are consistent with those utilised by such Party for its own internally developed or in-licensed pharmaceutical products, taking into account all factors that impact the manufacturing, development, regulatory approval, marketing, and sales of such products, as applicable.

“Competitive Product” means any [***] (other than the Product itself) whose [***] is the [***] received Regulatory Approval in the [***] and which is [***].

“Compound” means the active drug substance hydrocodone bitartrate and other pharmaceutically acceptable salts of hydrocodone.

“Controlled Substances” has the same meaning as in the US Controlled Substances Act (21 U.S.C. 801-904), as may be amended from time to time.

“DMF” means the Drug Master File, as defined in the 21 C.F.R., Section 314.420, which DMF contains the CMC Section.

“EDDI” means Elan Drug Delivery, Inc., a Delaware corporation, having a place of business at 1300 Gould Drive, Gainesville, Georgia, USA 30504. As of the Effective Date, EDDI is an Affiliate of Elan.

“Effective Date” means the date of this Agreement as set forth in the header on page 1 herein.

“Elan Holdings” means Elan Holdings, Inc., a Massachusetts corporation having a place of business at 1300 Gould Drive, Gainesville, Georgia USA 30504. As of the Effective Date, Elan Holdings is an Affiliate of Elan.

“Elan IND” means the Investigational New Drug Application No. 65,111 that has been filed by Elan or an Affiliate with the FDA.

“Elan Intellectual Property” means the Elan Know-How and Elan Patents.

“Elan Know-How” means any and all rights owned, licensed or controlled by Elan as of the Effective Date or during the Term to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, show-how, substances, techniques, processes, systems, formulations, designs and expertise which is not generally known to the public and is exclusively related to (a) the Product or (b) the manufacturing processes used in making the Product. It is expressly acknowledged by the Parties that Elan Know-How shall not include Zogenix Patents or Zogenix Know-How.

“Elan Oral Controlled Release Patents” means any and all rights under any and all Patents relating to oral controlled release dosage forms, filed by, now existing, currently pending or hereafter filed, licensed or controlled by Elan or its Affiliates in the Territory, excluding (a) the Elan Patents and (b) any and all Patents the ownership or control of which are acquired by Elan or its Affiliates after the Effective Date (including by acquisition of the assets and/or shares in an entity which owns, controls or licenses them), or are as at the time of such acquisition owned, controlled or licensed by an entity which acquires control of Elan, together with Patents arising from technology so acquired by Elan or its Affiliates, or owned, licensed or controlled by such an acquiring entity as of the date of such acquisition.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

“Elan Patents” means any and all Patents and any and all rights owned, licensed or controlled by Elan under

(a)	U.S. Patent No. 6,902,742,

(b)	U.S. Published Patent Application Number 2006/024015,

(c)	any U.S. Patents that claim priority to the Patents described in clauses (a) or (b) hereof and relate exclusively to the formulation, use, sale or offer for sale of the Product or the manufacturing processes used in making the Product, and

(d)	any U.S. Patents, other than Zogenix Patents, claiming subject matter that

(i)	are directly related to the formulation, use, sale or offer for sale of the Product, or the manufacturing processes used in making the Product, and

(ii)	were developed solely by or on behalf of Elan or Zogenix and/or jointly by Zogenix and Elan as a result of that Party (or its Affiliate) fulfilling obligations under this Agreement or Related Agreements.

For the avoidance of doubt, the Elan Patents do not include [***].

“Elan Trademark” means Elan’s trademark “SODAS®” (U.S. Registration No. 2794607) or such other trade marks as Elan may from time to time reasonably specify.

“EXW” (ex works) has the same meaning as in the ICC Incoterms 2000, International Rules for the Interpretation of Trade Terms, ICC Publication No. 560.

“Failure to Supply” means that for reasons other than (i) Force Majeure, (ii) a default by Zogenix (including but not limited to a failure to provide forecasts and orders in accordance with the Commercial Manufacture and Supply Agreement), or (iii) events or Third Party actions that are beyond Elan’s or its Affiliate’s control so long as Elan or its Affiliate has used and is continuing to use Commercially Reasonable Efforts to minimize such action (such as DEA quota changes or issues relating to the manufacture or supply of API), Elan or its Affiliate anticipates that it will fail to supply or fails to supply Zogenix’s properly forecasted and ordered requirements for Bottled Product in accordance with the terms set out in the Commercial Manufacture and Supply Agreement, such that Zogenix will become unable or is unable to satisfy all customer orders for the Product (after exhaustion of the agreed level of safety stock) and will remain unable to do so for at least [***] thereafter.

“FDA” means the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product in the USA.

“Field” means any oral prescription only medicine in humans for the treatment or relief of pain, pain syndromes or pain associated with medical conditions or procedures.

“Force Majeure” means any cause or condition beyond the reasonable control of the Party (or its Affiliate) obliged to perform, including acts of God, acts of government (in particular with respect to obtain quotas or the refusal to issue necessary import or export licenses so long as the responsible Party (or its Affiliate) has used Commercially Reasonable Efforts to obtain such quotas and licenses), fire, flood, earthquake, war, riots or embargoes or strikes or other labour difficulties affecting a Party or either Party’s ability to obtain supplies howsoever arising.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

“Governmental Authority” means all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commercial and other related activities in or with the Territory.

“IND” means Investigational New Drug Application as set forth in the 21 C.F.R. Section 312.

“In Market” means the sale of the Product in the Territory by Zogenix, a Zogenix Affiliate or where applicable, by a permitted sub-licensee or subcontractor, to an unaffiliated Third Party, such as a wholesaler, distributor, managed care organisation, hospital or pharmacy which effects the final commercial sale to the end-user consumer of the Product, and shall exclude (a) the transfer of the Product by one Zogenix Affiliate to another Zogenix Affiliate or a permitted sub-licensee or subcontractor, and (b) the transfer of the Product in connection with the R&D Program or other clinical studies conducted by Zogenix, a Zogenix Affiliate or permitted sublicensee.

“Manufacturing Cost” means those costs set out in Schedule 3.

“NDA” means a New Drug Application filed with the FDA in reference to the Product, including any supplements or amendments thereto which may be filed in the Territory.

“NDA Approval” means the final approval of an NDA by the FDA to market the Product in the Territory.

“Net Sales” means, subject to the provisions of Clause 10.4, the aggregate gross In Market sales amounts billed for the Product in accordance with Zogenix’s standard accounting principles that is in accordance with US GAAP, less a maximum deduction of [***]% (subject to any adjustments that may be discussed and mutually agreed to in writing by the Parties pursuant to Clause 10.3) to cover the following:

(i)	trade, cash or quantity discounts, patient discount programs, rebates to wholesalers for inventory management programs or distribution agreements, allowances, adjustments and rejections;

(ii)	rebates, recalls (other than where the Product is replaced without charge) and returns;

(iii)	price reductions or rebates imposed by Governmental Authorities;

(iv)	transportation, importation, shipping, insurance and other handling expenses directly chargeable to the royalty-bearing sale of the Product, but only to the extent that such expenses are separately delineated in the applicable invoices; and

(v)	chargebacks granted to drug wholesalers or their customers in cases where there are not direct shipments to such customers by Zogenix, a Zogenix Affiliate or its permitted sublicense.

“Net Selling Price” or “NSP” shall mean the total Net Sales for a given strength of the Product divided by the number of units of such Product sold for the given period.

“Notional NSP” shall mean the estimated NSP of a given strength of the Product at the applicable time, which shall be provided by Zogenix to Elan within ninety (90) days prior to commencement of each calendar year (or, for the launch year, within ninety (90) days prior to the estimated date of first commercial sale in the territory).

“Orange Book” means the FDA’s Approved Drug Product List with Therapeutic Equivalence Evaluations, which lists all products, and the patents that cover the products, that have been approved by the FDA for safety and effectiveness, and explains the therapeutic equivalence code for multi-source products.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

“Party” or “Parties” means Elan and Zogenix, individually or collectively, as referred to herein.

“Patent(s)” means all U.S. patents and patent applications, including all provisionals, continuations, RCEs, continuations-in-part, divisionals and any patents issuing thereon, and re-issues or re-examinations of such patents and extensions and term adjustments of any patents, including extension of patents under the U.S. Patent Term Restoration Act.

“Phase II Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population or a similar clinical study prescribed by the Governmental Authorities, from time to time, pursuant to applicable law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended from time to time.

“Phase IIb Trial” means a well-controlled, closely monitored, human clinical trial conducted to evaluate the dose-dependent effectiveness of a Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the Product as more fully defined in 21 CFR Section 312.12(b), as amended from time to time.

“Phase III Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designated to establish that such Product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval, including tests and studies that are required by the FDA, as described in 21 C.F.R. 312.21(c), as amended from time to time.

“Product” means the oral controlled release capsule or tablet formulation(s) incorporating Elan Intellectual Property and/or the technology of the Elan Oral Controlled Release Patents and Compound where Compound is the sole active ingredient in the formulation.

“Product Data” means data relating to the Product generated by Zogenix or Elan in support of a Regulatory Application.

“Product Specifications” means the specifications for the Product as set forth in the NDA and such additional specifications for the Product as may be agreed by the Parties (or their Affiliates) in writing.

“Prosecute” means in relation to Elan Patents and Zogenix Patents:

(i) to secure the grant of any patent application within such Patents;

(ii) to file and prosecute patent applications on patentable inventions and discoveries relating to the subject matter of the Patents;

(iii) to defend all such Patents against Third Party oppositions, re-examinations, re-issues and similar or related actions; and

(iv) to maintain in force any issued letters patent relating to the same and “Prosecution” has a corresponding meaning.

“R&D Program” means the research and development program related to the Product set out in the Services Agreement.

“Regulatory Application” means any regulatory application or any other application for Regulatory Approval, which Zogenix will file in the Territory, including any supplements or amendments thereto.

“Regulatory Approval” means the final approval to market the Product in the Territory, including any approval which is required to launch the Product in the normal course of business.

Execution Copy

“Related Agreements” shall mean the Services Agreement and the Commercial Manufacture and Supply Agreement.

“Services Agreement” shall mean the services agreement that is negotiated and entered into between Elan or an Elan Affiliate and Zogenix, as the same may be amended by agreement of the parties thereto from time to time, setting forth the R&D Program and such other provisions related to Product development and regulatory work and the pre-clinical and clinical supply of Product by Elan or an Elan Affiliate for Zogenix.

“Technological Competitor” means a person or entity listed in Schedule 1, and, except as set forth in Schedule 1, any divisions, subsidiaries and successors thereof, and their respective Affiliates (as noted in Schedule 1) and such other person or corporate entity that, after the Effective Date and other than as a de minimis activity, develops oral drug delivery technology displaying a sustained release profile and/or manufacture products that display a sustained release profile that Elan may request be added to Schedule 1 from time to time, [***].

“Term” means the Initial Term and the Extended Term of this Agreement, as such terms are defined in Clause 12.

“Territory” means the United States of America and its possessions and territories, including Puerto Rico.

“Third Party” means any individual or entity which is neither a Party or an Affiliate of a Party.

“US GAAP” means the set of generally accepted accounting principles that are used in the Territory.

“Valid Claim” means any claim of an issued or unexpired Patent included within Elan Patents which has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or government agency of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, or which has not expressly been admitted by Elan or its Affiliates to be invalid or unenforceable.

“VAT” or “Value Added Tax” means (i) any tax imposed in compliance with the Sixth Directive of the Council of the European Communities (77/388/EEC) and (ii) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union or anywhere else in the Territory.

“Zogenix Intellectual Property” means the Zogenix Know-How and the Zogenix Patents.

“Zogenix Know-How” means any and all rights owned, licensed or controlled by Zogenix as of the Effective Date or during the Term to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, show-how, substances, techniques, processes, systems, formulations, designs and expertise which is not generally known to the public and is not exclusively related to (a) the Product, (b) the manufacturing processes used in making the Product or (c) Elan Oral Controlled Release Patents. It is expressly acknowledged by the Parties that the Zogenix Know-How shall not include any Elan Patents, any Elan Know-How or any other license or other rights granted to Zogenix by Elan or its Affiliates under this Agreement or any Related Agreement.

“Zogenix Patents” means any Patents owned, licensed or controlled by Zogenix as of the Effective Date or during the Term claiming subject matter that is related to the sale or offer for sale of the Compound within the Field or methods of use of the Compound within the Field or packaging of the Product. For the avoidance of doubt, Zogenix Patents do not include the Elan Patents or other patent rights granted to Zogenix by Elan or its Affiliates under this Agreement or any Related Agreement. As of the Effective Date, there are no Zogenix Patents.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

“$” and “US$” mean United States Dollars.

1.2.	Further Definitions. In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

Definition	Clause
“Confidential Information”	15.1
“Contained Within a Ring Fence”	16.3.2.1
“Designated Manufacturer”	9.1
“Disclosing Party”	15.13
“Due Date”	11.7
“Elan License”	2.1
“Elan Trademark License”	3.6.2.2
“Extended Term”	12.2
“Infringement Claim”	3.4.1
“Initial Term”	12.1
“License Fee”	10.1.1
“License Milestone Payments”	10.1
“Manufacturing License”	9.1
“Notice”	16.14.1
“Notified Party”	3.5.1
“Notifying Party”	3.5.1
“Statement”	11.1
“Third Party License”	3.5.1

1.3.	Interpretation. In this Agreement:

1.3.1	the singular includes the plural and vice versa, and unless the context or subject otherwise requires, references to words in one gender include references to the other genders and references to natural persons include corporate bodies, partnerships and vice versa;

1.3.2	unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement;

1.3.3	the headings in this Agreement are inserted for convenience only and do not affect its construction; and

1.3.4	the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

2.	THE LICENSE

2.1.	Elan License to Zogenix. Subject to the terms of this Agreement, Elan hereby grants to Zogenix for the Term an exclusive license (the “Elan License”) to the Elan Intellectual Property to import, use, offer for sale and sell the Product in the Field in the Territory. The Elan License does not include the right to perform any formulation, process development or manufacturing activities in relation to the Product, although the Parties confirm that Zogenix has been granted certain manufacturing license rights in this Agreement as set forth in Clause 9 which are subject to the terms and conditions set out therein.

2.2.	Sub-licensing. Zogenix shall be entitled to grant sub-licenses in respect of its rights to the Elan Intellectual Property granted pursuant to Clause 2.1, subject to the following conditions:

2.2.1	With respect to Technological Competitors, Zogenix must obtain Elan’s prior written consent, which may be withheld at Elan’s sole discretion. If consent is granted by Elan, Zogenix shall, amongst other matters, make Elan whole for any tax consequence associated with such sub-license;

Execution Copy

2.2.2	With respect to all other entities, Zogenix must satisfy the following conditions:

2.2.2.1	Zogenix shall promptly provide Elan with written notice of each sub-license hereunder and shall provide Elan with a complete copy of the written agreement entered into with any such sub-licensee (save for the financial or other confidential business terms which may be redacted);

2.2.2.2	Zogenix shall make Elan whole for any tax consequence associated with each such sub-license;

2.2.2.3	Zogenix shall be liable to Elan for the acts and omissions of the sub-licensee;

2.2.2.4	Zogenix shall enter into a written agreement with each sub-licensee which:

2.2.2.5	is consistent with the terms of this Agreement insofar as they are applicable, mutatis mutandis, but excluding the right to grant a sublicense;

2.2.2.6	contains terms that are no less restrictive than those contained in this Agreement on audit, inspection, and confidentiality; and contains terms to ensure that the sublicense agreement terminates when this Agreement terminates or expires.

2.2.2.7	Zogenix shall also ensure that Elan Confidential Information is only disclosed to permitted sub-licensees to the extent that such sublicensee needs it to fulfil obligations and exercise rights under their sublicense agreement. Under no circumstances shall any permitted sub-licensee or any other Third Party be allowed access to CMC data without the prior written consent of Elan and Elan shall be entitled to require that there be a direct contractual relationship between the sub-licensee and Elan in such circumstances.

2.3.	Elan Covenant. Elan covenants for itself and its Affiliates not to assert any claim of Patent infringement (including direct infringement, contributory infringement and inducing infringement) in the Territory against Zogenix, any Affiliate of Zogenix or any permitted sublicensee under [***] as a result of Zogenix, any Affiliate of Zogenix, or any permitted sublicensee exercising the rights granted under this Agreement or any Related Agreement for so long as (i) Zogenix and its Affiliates, sublicensees and subcontractors are not in material breach of this Agreement or any Related Agreements and/or (ii) this Agreement has not been terminated.

2.4.	In addition, Elan covenants for itself and its Affiliates not to enter into an agreement granting rights to a Third Party that would enable said Third Party to assert [***] against Zogenix, any Affiliate of Zogenix, or any permitted sublicense as a result of Zogenix, any Affiliate of Zogenix or any permitted sublicensee exercising the rights granted under this Agreement or any Related Agreement for so long as (i) Zogenix and its Affiliates, sublicensees and subcontractors are not in material breach of this Agreement or any Related Agreements and/or (ii) this Agreement has not been terminated.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

2.5.	Zogenix License to Elan. Subject to the terms of this Agreement, Zogenix hereby grants to Elan and its Affiliates for the Term a non-exclusive license to the Zogenix Intellectual Property solely to the extent necessary to perform Elan or Elan Affiliates’ obligations under this Agreement or the Related Agreements.

3.	INTELLECTUAL PROPERTY

3.1.	Ownership of Intellectual Property. Elan is and shall remain the owner of the Elan Intellectual Property and Elan Oral Controlled Release Patents. Zogenix is and shall remain the owner of the Zogenix Intellectual Property.

3.2.	Patent Prosecution and Maintenance.

3.2.1	Elan, at its sole discretion and expense, will Prosecute and determine the strategy of Prosecution of the Elan Patents. Elan shall keep Zogenix promptly informed regarding the Prosecution of Elan Patents, including sufficient notice and opportunity to permit Zogenix to exercise its rights under Section 3.2.2, and shall provide Zogenix the opportunity to provide comments to any updated filings for the Elan Patents for Elan’s reasonable consideration. Zogenix shall treat such information as the Confidential Information of Elan in accordance with Clause 15.

3.2.2	In the event that Elan does not wish to Prosecute Elan Patents, Elan shall notify Zogenix prior to ceasing Prosecution to enable Zogenix to take action and avoid withdrawal, cancellation, expiration or abandonment of any such Elan Patent, and Zogenix shall then have the right to assume such further action at its own expense.

3.2.3	Each Party shall provide the other Party with reasonable support in the Prosecution of their respective Patents within the Elan Patents and the Zogenix Patents, as applicable, and shall execute and deliver all documents and instruments that are necessary to support such Prosecution by the other Party, including in accordance with Clause 3.2.2. In addition, Zogenix shall provide to Elan all information and/or data related to the Compound or Product Data in its possession that is necessary to support the Prosecution of the Elan Patents.

3.2.4	Each Party shall promptly notify the other Party of any developments by the first Party, its Affiliates, permitted sub-licensee(s) or any relevant Third Party subcontractors of scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, show-how, substances, techniques, processes, systems, formulations, designs and expertise which is related to, as to Elan, Elan Intellectual Property and as to Zogenix, Zogenix Intellectual Property.

3.2.5	The Parties acknowledge that Zogenix, as the holder of the NDA, may refer to applicable Elan Patents in the listing for the Product in the Orange Book. At Zogenix’s request, Elan shall support Zogenix in listing the applicable Elan Patents, such support not to be unreasonably withheld, conditioned or delayed. In the event that Elan Patents are listed in the Orange Book, Zogenix shall use Commercially Reasonable Efforts to ensure that Elan shall be listed as the assignee of the Elan Patents and both Zogenix and Elan shall be identified as the point of contact for any Paragraph IV notifications.

3.3.	Enforcement.

3.3.1	Elan and Zogenix shall promptly inform each other in writing of any actual, threatened or alleged infringement of the Elan Patents or misappropriation of the Elan Know-How by a Third Party of which it becomes aware and shall provide the other Party with any available evidence of such infringement or misappropriation. Neither Elan nor Zogenix shall contact a Third Party alleging actual or unauthorized use of Elan Patents or misappropriation of Elan Know-How without the written consent of the other Party.

Execution Copy

3.3.2	With respect to infringement of the Elan Patents by a Competitive Product of a Third Party, the Parties agree as follows:

3.3.2.1	Subject to Clause 3.3.3, Elan shall have the first right to enforce Elan Patents or Elan Know-How against Third Parties. Elan shall keep Zogenix reasonably informed of and shall not settle any administrative proceedings or litigation relating to Elan Patents or Elan Know-How (the “Proceedings”) in a manner which would materially adversely affect the rights licensed to Zogenix under this Agreement without the prior consent of Zogenix, not to be unreasonably withheld, conditioned or delayed.

Zogenix shall reasonably cooperate with Elan to enforce such rights, including initiation or maintenance as a party to the Proceedings to enforce such rights.

(i) If the settlement or damages awarded as a result of the Proceedings exceed each Party’s costs and expenses, including legal fees, associated with the Proceedings, the Parties agree that after payment of each Party’s costs and expenses associated with such Proceedings, Elan shall apportion all amounts determined to be compensation for lost sales or profits of the Product in the amounts of [***]% to Zogenix and [***]% to Elan. All other amounts associated with enforcing Elan Patents related to a Competitive Product shall be paid [***]% to Elan and [***]% to Zogenix. The compensation for lost sales or profits paid to Zogenix hereunder shall not be included in any calculation of Net Sales and Elan shall not be due a royalty thereon.

(ii) If Elan is unsuccessful in the Proceedings or if a settlement or damages awarded as a result of the Proceedings are insufficient to cover each Party’s costs and expenses, including legal fees, associated with the Proceedings, such costs and expenses, including legal fees, shall be allocated between the Parties [***]% to Zogenix and [***]% to Elan.

3.3.2.2	In circumstances where Elan decides not to enforce or does not wish to continue to enforce Elan Know-How or the Elan Patents against a Competitive Product as set forth in Clauses 3.3.2.1 or 3.3.3, Zogenix shall be granted step in rights to enforce. In such circumstances:

(i) Elan shall reasonably cooperate with Zogenix to enforce such rights, including consideration of initiation or maintenance as a party to the Proceedings to enforce such rights,

(ii) Zogenix shall have sole control of the Proceedings and related strategy,

(iii) Zogenix shall be responsible for paying [***]% of the costs of any such Proceedings, including Elan’s reasonable expenses and attorney’s fees incurred as a result of Elan’s cooperation as set forth in this Clause 3.3.2.2 (or, if Zogenix exercises step in rights in an active Proceedings, Zogenix shall assume [***]% of the costs as of the date that such right is asserted by Zogenix, and any of Elan’s reasonable future expenses and attorney’s fees incurred as a result of Elan’s cooperation as set forth in this Clause 3.3.2.2), and

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

(iv) Zogenix may only negotiate or settle the dispute by sublicensing Elan Patents in accordance with Clause 2.2 or otherwise with Elan’s prior written consent.

3.3.3	Notwithstanding the terms and conditions as set forth in Clause 3.3.2.1, if a Paragraph IV Certification (as defined in CFR Title 21) is filed referencing the Product, Elan shall (provided that Elan believes it has a good faith basis to proceed with such suit) commence action within forty-five (45) days of the notice of Paragraph IV Certification and Zogenix shall reimburse Elan for [***] litigation and related costs, including attorneys fees. In circumstances where Elan decides not to commence such an action, Zogenix shall be granted step in rights according to the terms of Clause 3.3.2.2 herein. In such circumstances where Elan decides not to commence such an action, it shall provide Zogenix with sufficient notice and time for Zogenix to exercise its step-in rights according to the terms of Clause 3.3.2.2 and commence action within forty-five (45) days of the notice of Paragraph IV Certification.

3.3.4	For the avoidance of doubt, Zogenix has no step in rights relating to any infringement actions where the subject of the action is not a Competitive Product. In turn, Zogenix shall have no liability for any costs or expenses associated with such infringement action, nor shall Zogenix receive any amounts recovered from such infringement action or settlement of such infringement action, with the exception that if the damages awarded to Elan by a court or administrative authority presiding over such infringement action exceed Elan’s costs and expenses, including Elan’s attorney fees, and the damages are apportioned in a manner such that a portion of the damages are lost sales or profits of the Product in the Territory, Elan shall distribute that portion of the lost sales damages between Elan and Zogenix in the amounts of [***]% to Zogenix and [***]% to Elan.

3.4.	Defence of and Liability for Infringement Claims.

3.4.1	Each Party shall promptly notify the other Party in writing of any Claim made, threatened or brought against either of them alleging infringement or other unauthorised use of the intellectual property of a Third Party arising from the development, manufacture, importation, use, offer for sale, sale or other commercialization of the Product in the Territory (“Infringement Claim”).

3.4.2	Subject to Clause 3.4.3, Zogenix shall indemnify and hold harmless Elan, its Affiliates and their respective officers, directors, employees and agents against all Infringement Claims where the subject matter of the Infringement Claim:

3.4.2.1	would fall outside the scope of any Valid Claim, or

3.4.2.2	is a result of a breach by Zogenix of its representations and warranties set forth in Clauses 14.2 or 14.3.

3.4.3	Elan shall indemnify and hold harmless Zogenix, its Affiliates and their respective officers, directors, employees and agents against all Infringement Claims brought against Zogenix by a Third Party where the subject matter of such Infringement Claim is a valid claim of an [***] as a result of Zogenix, its Affiliates and their respective officers, directors, employees and agents exercising the rights granted under this Agreement or any Related Agreement for so long as (i) Zogenix, its Affiliates and their respective officers, directors, employees and agents are not in material breach of this Agreement or any Related Agreements and/or (ii) this Agreement has not been terminated. For the avoidance of doubt, Elan shall be [***]% liable for such Infringement Claim as described herein in this Clause 3.4.3.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

3.4.4	Subject to Clauses 3.4.5 and 3.4.6, Elan shall indemnify and hold harmless Zogenix, its Affiliates and their respective officers, directors, employees and agents against all Infringement Claims where the subject matter of the Infringement Claim:

3.4.4.1	is directly related to the Product and falls within the scope of a Valid Claim,

3.4.4.2	is directly related to the manufacture or a process of manufacturing of the Product by or on behalf of Elan or an Elan Affiliate, or

3.4.4.3	is a result of a breach by Elan of its representations and warranties set forth in Clauses 14.1 or 14.3.

3.4.5	For the avoidance of doubt, the Parties agree that Zogenix shall indemnify and hold harmless Elan against all Claims that arise in connection with any Infringement Claim where the subject matter of such Infringement Claim is not included in Clauses 3.4.4.1 through 3.4.4.3 or Clause 3.4.3 herein.

3.4.6	Subject to Clause 3.4.6, Elan’s aggregate cumulative liability pursuant to Clause 3.4.4 in respect of those Infringement Claims for which Elan is liable under Clauses 3.4.4.1 through 3.4.4.3 shall not exceed certain limitations as follows:

3.4.6.1	[***]% of any lump sum payment due to a Third Party as a result of a court order or settlement in respect of the Infringement Claim (including a claim for damages);

3.4.6.2	[***]% of any license fees due to a Third Party under any license entered into as a result of a court order or settlement in respect of the Infringement Claim where the subject matter of the Infringement Claim is included in Clause 3.4.4.1; and

3.4.6.3	[***]% of any license fees due to a Third Party under any license entered into as a result of a court order or settlement in respect of the Infringement Claim where the subject matter of the Infringement Claim is included in Clause 3.4.4.2.

3.4.7	Zogenix will be entitled to recover amounts due by Elan to Zogenix under Clause 3.4.5 solely as a credit against the royalties payable by Zogenix to Elan under the provisions of Clause 10.3, provided however that the maximum credit which may be claimed by Zogenix in any one such year will be [***]% of the royalty otherwise payable to Elan.

3.4.7.1	Any deficit remaining in Zogenix’s recovery of amounts due by Elan to Zogenix following recovery by Zogenix within the limitations set forth in this Clause 3.4.6 may be carried over from year to year and any deficit remaining thereafter shall be borne by Zogenix and Elan shall have no liability to Zogenix in relation thereto.

3.4.7.2	For the avoidance of doubt, Zogenix shall indemnify and hold harmless Elan against all Infringement Claims where such Infringement Claims are included in Clauses 3.4.4.1 and 3.4.4.2 to the extent they are in excess of the limits set forth in this Clause 3.4.6.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

3.4.8	Save as specifically provided otherwise in this Clause 3.4, the provisions of Clause 14.8 shall apply to the conduct of any Infringement Claim. Further, Elan and Zogenix shall consult with respect to any actions Elan or Zogenix proposes to take in order to mitigate any loss or liability with respect to any Infringement Claim, such actions may include Zogenix ceasing to sell the Product, Elan ceasing to manufacture and supply Zogenix with Product, the Parties agreeing to modify the Product, or either or both of the Parties entering into a licensing or settlement negotiation with the Third Party as set forth in Clause 3.5.

3.4.8.1	In the event that the Parties are unable to agree on a course of action under this Clause 3.4.7, Zogenix shall indemnify and hold Elan harmless against all Infringement Claims to the extent that they relate to the period after the date on which the Parties are unable to agree under this Clause 3.4.7.

3.5.	Third Party Licenses and Settlements.

3.5.1	Notice. If during the Term either Party reasonably believes that the making, importation, use, offer for sale or sale of the Product in the Field in the Territory would infringe the intellectual property rights of a Third Party, and that such infringement arises from or relates to the subject matter described in Clauses 3.4.4.1 or 3.4.4.2 that Party (“the Notifying Party”) shall so inform the other Party (“Notified Party”), which notification shall include documents supporting the Notifying Party’s position. If the Notifying Party believes a license from such Third Party is necessary or advisable to exercise its rights and obligations under this Agreement, including to sell the Product and/or mitigate any potential liability therefore (a “Third Party License”), the notice shall include reference to such Third Party License.

3.5.2	Counter-Notice. Notified Party shall have thirty (30) days to review the notice issued pursuant to 3.5.1 from the Notifying Party and to agree or disagree with the Notifying Party’s belief by counter-notice. If the Notified Party disagrees with the Notifying Party’s belief, then the Notified Party shall provide the Notifying Party with documents or other information supporting the Notified Party’s position. The Notifying Party shall have thirty (30) days from the date of receipt to review the documents or other information from the Notified Party. Failure by the Notified Party to respond to the Notifying Party’s notice, or by the Notifying Party to respond to the Notified Party’s counter-notice, shall be taken for the purposes of the decision as to whether to obtain a license under this Clause 3.5.2 (but for the avoidance of doubt, not for any other purpose whatsoever) as acceptance of the position of the other Party. The Parties agree that the time periods as set forth in this Clause 3.5.2 may be reasonably extended by the mutual written agreement of the Parties.

3.5.3	Use of Documents. All documents exchanged by the Parties shall be maintained in confidence and shall not be used for any other purpose than the resolution of the scope of a Third Party’s intellectual property rights as it pertains to the sale of a Product as set forth in this Agreement.

3.5.4	Resolution. If the Notified Party disagrees with the Notifying Party’s position pursuant to the terms as set forth in Clause 3.5.2 herein and if the Notifying Party maintains its original position after such review period, then the matter shall be referred first to the officers of Elan and Zogenix having responsibility for the subject matter of the dispute, or their designees. Such officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner. If such efforts do not result in a mutually satisfactory resolution of the dispute within thirty (30) days of such referral, the matter shall be referred to the chief executive officer of each Party, or their respective designees.

Execution Copy

3.5.5	Final Resolution. If the Parties’ chief executive officers or their designees do not resolve the dispute within thirty (30) days of the matter being referred to them (or such longer time periods as may be mutually agreed in writing by the Parties) under Clause 3.5.4, an independent mutually acceptable Third Party law firm with suitable expertise in the field of intellectual property in pharmaceuticals (the “Firm”) shall be appointed to determine whether, in its opinion, the making, importation, use, offer for sale or sale of the Products in the Field and in the Territory would infringe such Third Party intellectual property as included in Clauses 3.4.4.1 or 3.4.4.2 in the Field and in the Territory. Once appointed, the Firm shall not be used by either Party (or their respective Affiliates) for matters pertaining to the Elan Intellectual Property, the Elan Oral Controlled Release Patents or the Zogenix Intellectual Property, other than subsequent disputes under this Clause 3.5. The costs of the Firm shall be borne by the Party with whom the Firm disagrees

3.5.6	Disputes Not To Be Reopened. The procedure in Clauses 3.5.1 to 3.5.5 shall not be used more than once in relation to any particular Third Party intellectual property identified in a Third Party License of Clause 3.5.1, absent new and relevant facts.

3.5.7	Negotiation. If the Parties or the Firm determine that a Third Party License under Clause 3.5.1 should be obtained as a Final Resolution of Clause 3.5.5, Elan shall have the initial right to negotiate such license and shall not negotiate a license or settlement which exceeds an ongoing royalty of [***]% of Net Sales of the Product or a lump sum settlement payment of more than [***] dollars (US$[***]) related to the Product without Zogenix’s prior written consent. In the event that Elan is unsuccessful in obtaining such a license within [***] ([***]) days of its first meeting with such Third Party, then Zogenix shall have the right to negotiate such license, provided that Zogenix may offer or grant to a Third Party in negotiations or as part of any settlement arising from such a negotiation a sublicense to the Elan License granted to Zogenix under this Agreement in accordance with Clause 2.2 but shall not otherwise be entitled to offer or grant any right whatsoever to Elan Patents in such circumstances without Elan’s prior written consent.

3.5.8	Unrelated Licenses. Nothing in this Clause 3.5 shall be construed as affecting Zogenix’s rights to obtain licenses wholly unrelated to the incorporation of the Elan Intellectual Property in the Product, at its own expense.

3.6.	Trademarks.

3.6.1	Product Trademark.

3.6.1.1	Zogenix shall market the Product in the Territory under a trademark or trademarks which Zogenix shall determine in its sole discretion (“Zogenix Trademark”).

3.6.1.2	Zogenix shall, at its sole discretion and expense, file and prosecute applications to register and maintain registrations of such trademarks in the Territory. Zogenix shall not file or prosecute applications to register or maintain registrations where such trademark (A) might materially prejudice the distinctiveness, validity, or the goodwill of the Elan Trademark or (B) cause confusion or deception with a registered mark of Elan.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

3.6.1.3	Zogenix will be entitled to conduct all enforcement proceedings relating to such trademarks and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of such trademarks or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of such trademarks. Any such proceedings shall be conducted at Zogenix’s expense and for its own benefit.

3.6.1.4	Except as set forth in Clause 13.2.4.4, Elan shall have the right to reference any Zogenix Trademark for purposes of promoting Elan’s role in the development and manufacturing of the Product or as promotional material of Elan Intellectual Property. In no event, shall Elan use (a) the Zogenix Trademark in any way that might materially prejudice its distinctiveness or validity or the goodwill of Zogenix therein or (b) cause confusion or deception with the Zogenix Trademark.

3.6.2	Elan Trademark.

3.6.2.1	Zogenix shall prominently display the Elan Trademark on the packaging and labelling of the Product and on promotional materials in relation to the Product to acknowledge that the Elan Intellectual Property has been applied in developing and manufacturing the Product.

3.6.2.2	Elan grants to Zogenix for the Term a paid-up, non-exclusive license within the Territory to use the Elan Trademark (“Elan Trademark License”), solely for the purpose of fulfilling Zogenix’s obligations under this Clause 3.6.2.

3.6.2.3	Zogenix shall ensure that each reference to and use of the Elan Trademark by Zogenix is in a manner from time to time approved by Elan and accompanied by an acknowledgement, in a form approved by Elan, that the same is a trademark (or registered trademark) of Elan.

3.6.2.4	Zogenix shall not use the Elan Trademark in any way which might materially prejudice its distinctiveness or validity or the goodwill of Elan therein.

3.6.2.5	Zogenix shall not use in the Territory any trademarks or trade names so resembling the Elan Trademark as to be likely to cause confusion or deception.

3.6.2.6	Elan shall, at its sole discretion and expense, file and prosecute applications to register and maintain registrations of the Elan Trademark in the Territory.

3.6.2.7	Elan will be entitled to conduct all enforcement proceedings relating to the Elan Trademark and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Elan Trademark or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of the Elan Trademark. Any such proceedings shall be conducted at Elan’s expense and for its own benefit.

3.6.2.8	Any action, request or requirement by the FDA or other U.S. governmental agency or body contrary to the provisions of Clause 3.6.2.1 shall relieve Zogenix of any and all obligations under this Clause 3.6.2.

Execution Copy

4.	NON-COMPETITION

4.1.	Zogenix Obligation. Zogenix shall not, and shall ensure that its Affiliates and permitted sub-licensees do not license (except by way of settlement Proceedings in accordance with Section 3.3.2.2), market or sell any oral prescription only controlled release capsule or tablet formulation (other than the Product) whose sole active ingredient is the Compound in the Territory for use in the Field during the Term.

4.2.	Elan Obligation. Elan shall not, and shall ensure that its Affiliates do not license (except by way of settlement Proceedings in accordance with Section 3.3.2.1), manufacture for commercial sale in the Territory, market or sell any oral prescription only controlled release capsule or tablet formulation (other than the Product) whose sole active ingredient is the Compound in the Territory for use in the Field during the Term. Provided that for the purpose of this Clause 4.2, “Affiliates” shall not include any entity which acquires or is acquired by Elan or its Affiliates after the Effective Date, or the subsidiaries of such entity.

5.	PRODUCT DEVELOPMENT

5.1.	Services Agreement. The Parties agree that they, or their respective Affiliates, will negotiate in good faith a Services Agreement that contains an R&D Program setting out the development and regulatory services and pre-clinical and clinical supplies of Product required by Zogenix from Elan’s Affiliate, EDDI, to commercialize the Product. The Parties shall execute said agreement on or before December 31, 2007, or such later date as mutually agreed.

5.2.	The Parties also agree that all services and supplies provided by Elan or its Affiliates to Zogenix for development work under the Services Agreement (or any development work conducted by Elan for Zogenix prior to the signing of the Services Agreement) shall be conducted under work plans which includes a mutually agreed budget and that Elan and its Affiliates shall be entitled (i) to charge Zogenix for such services and supplies at [***] rate ([***] US$[***]/hour) and (ii) to be fully reimbursed by Zogenix for all out-of-pocket expenses (including the cost of Compound) and for any agreed Third Party costs incurred by Elan or its Affiliate.

6.	REGULATORY MATTERS

6.1.	Elan. Elan (or an Elan Affiliate) shall own, and shall be responsible at its own expense, for filing for and maintaining:

6.1.1	the DMF for the Product; and

6.1.2	all necessary manufacturing approvals to enable Elan (or its Affiliate) to manufacture and supply clinical supplies of Product pursuant to the Services Agreement and Bottled Product pursuant to the Commercial Manufacture and Supply Agreement;

6.1.3	all appropriate quotas from the US Drug Enforcement Agency to enable Elan to source and use the Compound to manufacture and supply clinical supplies of Product pursuant to the Services Agreement and Bottled Product pursuant to the Commercial Manufacture and Supply Agreement; and

6.1.4	any necessary export or import licenses in relation to clinical supplies of Product manufactured and supplied by Elan pursuant to the Services Agreement and Bottled Product pursuant to the Commercial Manufacture and Supply Agreement (if Elan chooses to manufacture the Product outside the Territory).

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

6.2.	Zogenix. Except as provided in Clause 6.1, Zogenix shall own and shall be responsible for filing for and maintaining all necessary Regulatory Approvals (including the NDA), but not including any necessary export or import licenses in relation to the Product which shall be the sole responsibility of Elan. For the avoidance of doubt, any data, filings or other information provided by Elan to Zogenix, a Zogenix Affiliate or permitted sub-licensee to support any regulatory filings shall be treated as Confidential Information belonging to Elan and its Affiliates in accordance with Clause 15.

6.3.	Co-operation. Elan and Zogenix will provide all reasonable co-operation with respect to the other’s regulatory filings in the Territory.

6.4.	Keep Advised. Zogenix shall keep Elan promptly and fully advised of Zogenix’s regulatory activities in respect of the Product. Without prejudice to the generality of the foregoing, Zogenix shall notify Elan in writing upon:

6.4.1	the completion of the first Phase II Trial, Phase IIb Trial or Phase III Trial of the Product by or on behalf of Zogenix;

6.4.2	the date of submission and date of acceptance for filing (if different) of any Regulatory Application in the Territory; and

6.4.3	the date of issue of a Regulatory Approval.

6.5.	Right of Reference to DMF. Elan (or its Affiliate) shall authorise Governmental Authorities to incorporate Elan’s DMF by reference into any IND for the Product or Regulatory Application as applicable, and shall use Commercially Reasonable Efforts to update and maintain such DMF.

6.6.	Access. Upon Elan’s prior written notice, Zogenix shall permit Elan to have access to and use of all Regulatory Applications, Regulatory Approvals, all supplements and related filings related thereto and all clinical trial data relating to the Product and to take photocopies of same as may be required by Elan (i) to fulfill reporting requirements or as otherwise may reasonably be required by Elan in connection with this Agreement and/or (ii) to support the registration, marketing and/or manufacture of the Product for sale outside the Territory. Zogenix shall also permit Elan to have access to and use of the Elan IND, all other INDs that may be filed in relation to the Product during the Term, and all pre-clinical data (including all carcinogenicity data created by or on behalf of Zogenix during the Term) relating to the Product for use in the development and commercialization of other products both within and outside the Territory. For the avoidance of doubt, Elan’s exclusive right to use clinical trial data relating to the Product generated by or on behalf of Zogenix is as set forth in the first sentence of this Clause 6.6 and in Clauses 3.2.3 and 15.11 and any data, filings or other information provided by Zogenix to Elan under this Clause 6.6 shall be treated as Confidential Information belonging to Zogenix in accordance with Clause 15.

6.7.	Elan IND. Elan (or an Affiliate) shall transfer the Elan IND to Zogenix on or before 31 January 2008 by providing the FDA with written notification of such Elan IND transfer. Zogenix hereby acknowledges that (i) it shall not acquire any rights or interest in the Elan IND until 31 January 2008 or, if earlier, the date that Elan provides its written notification of transfer of the Elan IND to the FDA; (ii) Elan (or an Affiliate) is entitled to remove all sections of the existing Elan IND that contain CMC Section data prior to the date Elan (or an Affiliate) submits its written transfer notification to the FDA; and (iii) the DMF containing such CMC Section data shall have been filed with the FDA on or prior to the date of transfer of such Elan IND hereunder.

6.7.1	Zogenix further agrees that:

6.7.1.1	Elan shall continue to own all rights in the materials contained in the Elan IND as of the date of transfer (except as provided in Clause 6.7.2) and shall be entitled to use such materials for any other purpose;

Execution Copy

6.7.1.2	Zogenix shall not use the Elan IND for any purpose other than to develop or commercialize Product in the Field in the Territory during the Term; and

6.7.1.3	neither Zogenix nor any other non-Elan entity to whom the Elan IND may be transferred during the Term, shall seek any information from the FDA or any other Governmental Authority relating to the CMC Section data removed from the IND by Elan prior to the transfer.

6.7.2	Elan further agrees that it shall file any amendment to the Elan IND that may be requested by Zogenix prior to the transfer that facilitates development efforts of Product by Zogenix. For the avoidance of doubt, any such information submitted by Elan to the FDA on behalf of Zogenix in this context shall continue to be owned by Zogenix, although Elan shall have access to utilize such filings in accordance with Clause 6.6.

7.	REGISTRATION, MARKETING AND THE PROMOTION OF THE PRODUCT

7.1.	Diligent Efforts. Zogenix shall use Commercially Reasonable Efforts:

7.1.1	to conduct toxicity, pre-clinical and clinical studies necessary for Regulatory Approval of the Product in the Territory;

7.1.2	submit all relevant regulatory filings relating to the Product in the Territory (other than the DMF);

7.1.3	to market and promote the Product throughout the Territory.

7.2.	Promotional Campaign. Zogenix shall control and be responsible for the content and format of each promotional campaign to be submitted to the relevant Governmental Authority, but shall inform Elan thereof and, upon reasonable request by Elan, provide to Elan a copy of such submissions;

7.3.	Packaging, Labels and Promotional Materials. Zogenix shall submit to Elan (for Elan’s information and to enable Elan to review any Elan Trademarks, references to Elan Intellectual Property, the CMC Section or data or any information and descriptors related to same), copies of all trade packaging and labels and other printed materials which Zogenix proposes at any time to use in relation to the sale of the Product. For the avoidance of doubt, nothing in this Clause 7.3 affects any other obligation of Zogenix, and Zogenix shall indemnify and hold harmless Elan against all Claims which may arise relating to the activities described in this Clause 7.3.

7.4.	Changes. Zogenix shall be entitled to change such trade packaging and labels and other printed materials in compliance with applicable laws and regulations. Such changes shall be at Zogenix’s sole expense and for the avoidance of doubt shall not constitute allowable deductions from Net Sales, unless such change is as a result of a change in the Elan Trademark in which case Elan shall reimburse Zogenix for its expenses in effecting such change.

7.5.	Required Markings. The package insert and all trade packaging for the Product in the Field and in the Territory shall:

7.5.1	to the extent permitted by law, include the Elan Trademark and due acknowledgement that the Product is developed and manufactured by Elan (or an Elan Affiliate); and

7.5.2	to the extent permitted by law, have marked all patent number(s), including that of the formulation patent, in respect of the Elan Patents on all Products, or otherwise reasonably communicate to the trade the existence of any Elan Patents within the Territory in such a manner as to ensure compliance with, and enforceability under, applicable laws. Upon the reasonable request of Zogenix, Elan shall provide a list of such Patent numbers for marking on Products in accordance with this Clause 7.5.2.

Execution Copy

7.5.3	Zogenix shall use its Commercially Reasonable Efforts to comply with 7.5.1 and 7.5.2 with respect to all other marketing materials for the Product in the Field and in the Territory.

7.6.	Launch. Zogenix shall effect the commercial launch of the Product in the Territory within [***] ([***]) days of the Regulatory Approval, provided sufficient quantities of commercial Product are available pursuant to the Commercial Manufacture and Supply Agreement.

7.7.	Reports and Meetings.

7.7.1	Reports. During the Term, Zogenix shall submit to Elan the following reports:

7.7.1.1	within 30 days of the end of each calendar quarter prior to the launch of the Product in the Territory, a report summarizing the regulatory status of the Product in the Territory during such calendar quarter;

7.7.1.2	within 90 days after the filing of the first Regulatory Application for the Product and within 30 days of the end of each calendar quarter thereafter until Regulatory Approval, a report summarizing the primary promotional activities to be carried out by Zogenix for the period up to the first launch of the Product in the Territory and for a period of 1 year thereafter; and

7.7.1.3	within 30 days of the end of each calendar quarter subsequent to the launch of the Product in the Territory, a report summarizing Zogenix’s objectives for and performance of the Product in the Territory.

7.7.2	Meetings. During the Term, the Parties (or their respective Affiliates) shall meet as often as reasonably requested by the other to discuss the status of all development, regulatory and commercialization activities. Such meetings shall take place no less than once per calendar quarter prior to the filing of the first Regulatory Application and thereafter not more than once per calendar quarter. Such meetings may be held by telephone or videoconference. If held in person, each Party shall be responsible for its own costs in respect of travel and accommodation expenses in attending such meetings.

7.7.3	For ([***]) days from the Effective Date of this Agreement, Zogenix shall have the exclusive right to negotiate a license to develop and commercialize Product outside the Territory. After this time period, Elan shall be entitled to develop, obtain regulatory approval and market the Product outside the Territory, with the right to access and utilize Regulatory Applications, Regulatory Approvals and all supplements and related filings related thereto and all data relating to the Product as set forth in Clause 6.6 of this Agreement.

8.	MANUFACTURE AND SUPPLY

8.1.	Commercial Manufacture and Supply Agreement. The Parties agree that they, or an Affiliate, will negotiate in good faith a Commercial Manufacture and Supply Agreement for the commercial supply of Product in the Territory. The Parties (or their Affiliate) shall execute said agreement on or before the submission of the first NDA, provided that they do not otherwise mutually agree to extend this time period in writing. The Parties further agree that the Commercial Manufacture and Supply Agreement shall incorporate the terms set out in Clause 9 and Schedule 2 of this Agreement, together with other customary terms for commercial supply of pharmaceutical products containing Controlled Substances.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

9.	MANUFACTURING LICENSE

9.1.	Right to Manufacturing License. Subject to the terms of this Agreement and the terms of the Commercial Manufacture and Supply Agreement, Elan hereby grants to Zogenix a non-exclusive license under the Elan Intellectual Property to make or have made the Product in the Field in the Territory (the “Manufacturing License”), which Zogenix shall not be entitled to utilize except where there is a Failure to Supply. Subject to the prior written consent of Elan which shall not be unreasonably withheld, conditioned or delayed, Zogenix shall have the right to grant a sublicense of the Manufacturing License to an Affiliate or Third Party, provided that the proposed sub-licensee is not a Technological Competitor and provided further that Zogenix takes steps in all instances to ensure that Technological Competitors do not gain access, directly or indirectly, to Elan Confidential Information. Additionally, in the event that Zogenix, or as the case may be, the sub-licensee of the Manufacturing License entrusted with the manufacture of the Product (either, the “Designated Manufacturer”) becomes a Technological Competitor, or becomes an Affiliate of or merges with a Technological Competitor, the Designated Manufacturer shall be entitled to exercise manufacturing rights hereunder (or under the sub-license of the Manufacturing License, as applicable) for so long as such rights are Contained Within a Ring Fence.

9.2.	Resumption. Where Elan (or its Affiliate) remedies the cause of the Failure to Supply and is once again able to fulfil its obligations to supply the Product, Elan (or its Affiliate) shall so notify Zogenix and Zogenix shall cease manufacturing the Product and shall resume purchasing the Product exclusively from Elan pursuant to the terms of the Commercial Manufacture and Supply Agreement; provided that [***].

9.3.	Responsibility. In manufacturing the Product pursuant to any Manufacturing License, Zogenix and its Affiliates shall be responsible for all costs, quotas, licenses, process and equipment validation required by applicable law or regulations and shall take all steps reasonably necessary for any relevant manufacturing facility for the Product to pass inspection by the Governmental Authority.

9.4.	Technology Transfer. In the event of a Failure to Supply commercial Product or where Elan goes into liquidation or receivership and Zogenix does not terminate this Agreement and wishes to effectuate a technology transfer, Elan shall:

9.4.1	provide Zogenix with any technical data incorporated in the Elan Know-How, including access to the CMC Section to give effect to the provisions of clause 9.1 and Elan shall promptly provide to Zogenix the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods; and

9.4.2	assist Zogenix for a period of no longer than ([***]) months with the working up and use of the technology and with the training of Zogenix personnel which may be reasonably necessary in relation to the exercise of the Manufacturing License, including receiving Zogenix representatives in its or its Affiliates’ premises for limited periods as may be agreed upon by the Parties.

9.4.3	Zogenix shall reimburse Elan for any actual and reasonable costs incurred in connection with any transfer of technology pursuant to this Clause 9.4 within [***] ([***]) days of delivery of reasonably detailed invoices. For the avoidance of doubt, although this Clause 9.4 permits Zogenix to effect a technology transfer if Elan goes into liquidation or receivership and Zogenix decides not terminate this Agreement, it does not entitle Zogenix to utilize such technology transfer or the Manufacturing License that has been granted herein under Clause 9.1 except where there has been a Failure to Supply and Elan shall be entitled to resume supplying the Product in such circumstances in accordance with Clause 9.2 of this Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

10.	FINANCIAL PROVISIONS

10.1.	License Fee and Milestone Payments. In consideration of the grant of the Elan License, Zogenix shall pay to Elan the following non-refundable amounts (for the purpose of clarity, the amounts as set forth in this Clause 10.1 shall be payable to Elan one time with respect to each specified milestone event):

10.1.1	a license fee of [***] (US$[***]) upon execution of this Agreement by both Parties (the “License Fee”);

10.1.2	a milestone payment of [***] dollars (US$[***]) upon [***];

10.1.3	a milestone payment of [***] dollars (US$[***]) upon [***];

10.1.4	a milestone payment of [***] dollars (US$[***]) upon [***];

10.1.5	a milestone payment of [***] dollars (US$[***]) upon [***];

(the payments described in this Clause 10.1.2 through 10.1.5 being “License Milestone Payments”).

In all cases, the sum of the milestone payments in Clauses 10.1.1, 10.1.2, and 10.1.4 shall have been paid or shall be paid upon [***].

10.2.	Not Subject to Future Performance Obligations. The License Fee and the License Milestone Payments shall not, once due and payable, be subject to future performance obligations of Elan to Zogenix and shall not be applicable against future services provided by Elan to Zogenix.

The terms of Clause 10.1 relating to the License Fee and License Milestone Payments are independent and distinct from the other terms of this Agreement.

10.3.	Royalty on Sales. In further consideration of the grant of the Elan License, Zogenix shall pay to Elan (i) a royalty of [***] percent ([***]%) of Net Sales for the Initial Term and (ii) a royalty of [***] percent ([***]%) of Net Sales for the Extended Term. If requested by Zogenix during the Term, the Parties shall discuss in good faith the necessity of increasing the [***]% maximum limitation on deductions set forth in the Net Sales definition to take into account changes in government reimbursement and discounts customary in the Territory from and after the Effective Date.

10.3.1	Bundling. In the event that Zogenix (or Zogenix Affiliate or permitted sub-licensee) shall sell the Product together with other products of Zogenix (or any Zogenix Affiliate) or other products of any such permitted sub-licensee or permitted subcontractor, as the case may be, to Third Parties (by the method commonly known in the pharmaceutical industry as “bundling”) and the price attributable to the Product is less than the average price of “arms length” sales to similar customers for the reporting period in which sales occur (such sales to be excluded from the calculation of the average price of “arms length” sales), the sales price for any such sales used in calculating Net Sales shall be the average price of “arms length” sales by Zogenix or a Zogenix Affiliate or a permitted sub-licensee or a permitted subcontractor to similar customers during the reporting period in which such sales occur.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

10.3.2	Method of Calculation of Fees. The Parties acknowledge and agree that the methods for calculating the royalties and fees under this Agreement are for the purposes of the convenience of the Parties, are freely chosen and not coerced.

11.	PAYMENTS, REPORTS AND AUDITS

11.1.	Records. Zogenix shall keep true and accurate records of gross sales of the Product, the items deducted from the gross amount in calculating the Net Sales, the Net Sales and the royalties payable to Elan under Clause 10.3. Zogenix shall deliver to Elan a written statement (the “Statement”) thereof within [***] days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The Statement shall outline the calculation of the Net Sales from gross revenues during that calendar quarter, the applicable percentage rate, and a computation of the sums due to Elan. In addition to Zogenix providing Elan the Statement, Zogenix shall use its Commercially Reasonable Efforts to deliver to Elan a non-binding written sales estimate within [***] ([***]) days in advance of the start of each calendar year beginning with the calendar year in which Zogenix anticipates the commercial launch of the Product, setting forth its estimate of Product sales for such calendar year, which estimate shall be updated by Zogenix within [***] ([***]) days of [***] of each year thereafter. The Parties’ financial officers shall agree upon the format of the Statement and the annual sales estimate.

11.2.	VAT and Sales Taxes. All payments to Elan are exclusive of any applicable value added, excise, sales or any other similar or substitute tax (“VAT”), for which Zogenix will be additionally liable if applicable; provided that Elan will issue an appropriate VAT invoice to support any such charge. No later than thirty (30) days in advance of the anticipated commercial launch of the Product, Zogenix shall furnish Elan with valid blanket state resale exemption certificate.

11.3.	Taxes. If Zogenix is required by law to pay or withhold any income or other taxes on behalf of Elan with respect to any monies payable to Elan under this Agreement:

11.3.1	Zogenix shall deduct them from the amount of such monies due;

11.3.2	any such tax required to be paid or withheld shall be an expense of and borne solely by Elan;

11.3.3	Zogenix shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit.

11.4.	Double Tax Co-operation. Elan and Zogenix agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable Zogenix to make such payments to Elan without any deduction or withholding.

11.5.	Timing. Payments to Elan shall be made as follows:

11.5.1	the License Fee shall be paid within ([***]) Business Days of the [***];

11.5.2	each of the License Milestone Payments shall be paid within [***] days of the achievement of the relevant event to which they relate; and

11.5.3	payment of royalties [***].

11.6.	Manner of Payment. All payments due hereunder shall be made in US$ to the designated bank account of Elan in accordance with such timely written instructions as Elan shall from time to time provide.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

11.7.	Interest. Without prejudice to Elan’s other remedies hereunder, Zogenix shall pay interest to Elan on sums not paid to Elan on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgement) at [***] [***] on the Due Date (or next to occur Business Day, if such date is not a Business Day) plus [***] percent ([***]%). Interest shall be payable both before and after judgment.

11.8.	Audit. For the [***] period following the close of each calendar year of the Agreement, Elan and Zogenix will, in the event that the other Party reasonably requests such access, provide each other’s independent certified accountants (reasonably acceptable to the other Party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such Party’s books and records relating to the Product, solely for the purpose of verifying the accuracy and reasonable composition of the calculations under this Agreement for the calendar year then ended.

11.9.	Correction of Discrepancies. In the event of a discovery of a discrepancy, a correcting payment shall be made forthwith by Zogenix to Elan or Elan to Zogenix, as the case may be, together with interest at the rate specified in Clause 11.7. If the discrepancy exceeds [***]% of the amount due or charged by a Party for any period, then additionally the cost of such accountants shall be borne by the audited Party.

12.	DURATION AND TERMINATION

12.1.	Initial Term. This Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 12 and the provisions of applicable laws, will expire:

12.1.1	on the 15th anniversary of the date of the first In Market sale of the Product in the Territory; or

12.1.2	upon the expiry of the last Valid Claim in the Territory–

whichever date is later to occur (the “Initial Term”).

12.2.	Continuation. At the end of the Initial Term, the Agreement shall continue automatically for rolling three (3) year periods thereafter (collectively referred to as the “Extended Term”), unless the Agreement has been terminated by either of the Parties by serving twelve (12) months’ written notice on the other Party immediately prior to the end of the Initial Term or any such additional three (3) year period.

12.3.	Breach / Insolvency. In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if:

12.3.1	that other Party commits a material breach of any of the provisions of this Agreement, and fails to cure the same within sixty (60) days after receipt of a written notice from a Party hereto giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Parties. Notwithstanding the foregoing, if the alleged breaching Party disputes by written notice to the non-breaching Party such material breach in good faith within sixty (60) days of receipt of the notice described above, the non-breaching Party shall not have the right to terminate unless it has been determined in accordance with Clause 12.6.1 that the Agreement was materially breached and the breaching Party fails to thereafter cure such material breach within sixty (60) days of the decision of the arbitrator. The right to terminate shall be in addition to and not in substitution for any other available remedy at law or in equity;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

12.3.2	that other Party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement);

12.3.3	a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of that other Party under the laws of any applicable jurisdiction; or

12.3.4	any proceedings are filed or commenced by that other Party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to that other Party.

12.4.	Additional Elan Termination Rights. In further addition to the rights and termination provided for elsewhere in this Agreement, Elan shall be entitled to terminate this Agreement and all Related Agreements in the event that:

12.4.1	Zogenix notifies Elan that it does not wish to commercialise the Product in the Territory in advance of the commercialization of the Product in the Territory; or

12.4.2	Zogenix fails to [***]; or

12.4.3	Zogenix fails to [***]; or

12.4.4	Zogenix fails to [***]; or

12.4.5	Zogenix fails to generate Net Sales of the Product of at least [***] dollars (US$[***]) per quarter in [***] consecutive calendar quarters beginning [***] ([***]) months after the date of first commercial launch until the end of Term, provided sufficient quantities of commercial Product have been made available pursuant to the Commercial Manufacture and Supply Agreement.

12.4.6	Zogenix, its Affiliates, permitted sub-licensees or subcontractors knowingly challenges the validity and/or ownership of any of the Elan Patents and/or the scope of any claims therein in a formal proceeding, mediation or binding arbitration.

12.5.	Additional Zogenix Termination Rights. In furtherance of and in addition to the rights and termination provided elsewhere in this Agreement:

12.5.1	Zogenix shall be entitled to terminate this Agreement and all Related Agreements where: the sale of the Product is prohibited by the Regulatory Authorities in the Territory; or

12.5.1.1	despite having used Commercially Reasonable Efforts, Zogenix is unable to obtain Regulatory Approval for the Product in the Territory.

12.5.2	Zogenix shall also be entitled to terminate this Agreement and all Related Agreements in their entirety at any time without cause upon (i) six (6) months written notice to Elan prior to the date of the NDA Approval and (ii) twelve (12) months written notice to Elan on or after the date of the NDA Approval.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

12.6.	Dispute Resolution.

12.6.1	Arbitration. Except for disputes, controversies or claims relating to intellectual property rights or the scope of the license granted hereunder, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled under the Rules for Commercial Dispute Resolution Procedures (“Rules”) of the American Arbitration Association (“AAA”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules, provided that the arbitrators appointed have at least ten (10) years arbitration experience in the pharmaceutical industry. The award rendered shall be final and binding on the Parties. Judgment upon the award may be entered in any court having jurisdiction. The Parties agree that they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

12.6.2	Pre-Arbitration Dispute Resolution. No dispute under this Agreement shall be referred to arbitration under Clause 12.6.1 until the following procedures in this Clause 12.6.2 have been satisfied. The chief executive officers of Elan and Zogenix shall meet as soon as practicable, and as reasonably requested by either Party, to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the dispute is not resolved by the chief executive officers by written mutual agreement within thirty (30) calendar days after meeting to discuss the dispute, either Party may at any time thereafter provide the other Party written notice specifying the terms of such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Clause 12.6.1. Such arbitration shall be initiated within thirty (30) calendar days of either Party providing written notice to the other Party of its intent to institute arbitration proceedings, unless mutually agreed by the Parties to extend such time.

12.6.3	Provisional Remedy. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

12.6.4	Disputes Related to Intellectual Property Rights and License Grants. Except as provided in Clause 3.5 in reference to Third Party Licenses, any and all disputes, controversies or claims relating to intellectual property rights or the scope of the licenses granted hereunder shall be subject to the exclusive venue and jurisdiction of the state and federal courts of competent jurisdiction as set forth in Clause 16.16 herein. The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies or claims.

13.	CONSEQUENCES OF EXPIRATION OR TERMINATION

13.1.	General Consequence. Upon expiration of this Agreement or exercise of those rights of termination specified in Clause 12, this Agreement shall, subject to Clauses 13.2 and 13.3, automatically terminate forthwith and be of no further legal force or effect.

13.2.	Specific Consequences. Upon the expiration or the termination of the Agreement by either Party, the following shall be the consequences:

13.2.1	any sums that were due from Zogenix to Elan under the provisions of this Agreement prior to its termination or expiry shall be paid in full within [***] ([***]) days of termination of this Agreement and Elan shall not be liable to repay to Zogenix any amount of money paid or payable by Zogenix to Elan up to the date of the termination of this Agreement (other than pursuant to Zogenix’s rights of audit under Clause 11.8);

Execution Copy

13.2.2	the following Clauses shall survive any expiration or termination of this Agreement: the definitions as set forth in Clause 1 to the extent that such definitions are contained within a surviving clause, Clauses 3.1, 3.2.3, 3.3 (to the extent it relates to infringements that occur during the Term), 3.4 (solely as it relates to Product sold during the Term), 6.6, 12.6, 14.4 through 14.13 and the entirety of Clauses 11, 13, 15 and 16 and any other provision of this Agreement which, by its nature, is intended to continue after termination, shall survive termination;

13.2.3	any sub-licenses granted under Clause 2.2 or 9.1 shall automatically terminate except as otherwise provided in Clause 13.2.5.2;

13.2.4	if termination is effected by Elan under Clauses 12.3 or 12.4 or by Zogenix under Clause 12.5:

13.2.4.1	Elan shall be entitled to research, develop and commercialise the Product for its own benefit in the Territory;

13.2.4.2	Elan shall be entitled to file for Regulatory Approval for the Product in the Territory;

13.2.4.3	Zogenix shall transfer or procure the transfer to Elan (or such other entity as Elan may specify) all relevant INDs (including the Elan IND), Regulatory Applications and Regulatory Approvals at no cost to Elan, insofar as such transfer is permitted by applicable laws, and permit Elan to access and/or reference such of its data (including but not limited to Product Data) as is necessary to enable Elan to market the Product in the Territory;

13.2.4.4	Elan shall be granted an irrevocable, perpetual, royalty-free, exclusive license to use the Zogenix Intellectual Property (other than pursuant to a Third Party License which is addressed in Clause 13.2.4.5 hereunder) and the trademark Zogenix has used during the Term to commercialize the Product in the Territory in connection with any subsequent commercialization of the Product in the Territory;

13.2.4.5	Zogenix shall assign Elan (to the extent contractually permitted by such Third Party Licenses) any Third Party Licenses granted to Zogenix in relation to the Product and Elan will be responsible for any payments thereunder in respect of activities related to the Product by Elan following termination or expiration; and

13.2.4.6	Elan shall either:

13.2.4.7	give notice to Zogenix that it wishes Zogenix to cease to commercialise the Product in the Territory, in which event Zogenix shall do so except for meeting any uncancellable orders which cannot be transferred to Elan and Elan shall purchase Zogenix’s saleable inventory of the Product at cost; or

Execution Copy

13.2.4.8	permit Zogenix for a period not exceeding [***] ([***]) months to exhaust its stocks of the Product –

subject always to the relevant provisions of this Agreement including as to the use of trademarks and financial provisions.

13.2.5	if termination is effected by Zogenix under Clause 12.3.1, at Zogenix’s option:

13.2.5.1	all rights and licenses under this Agreement, including the Elan License and the Manufacturing License, shall terminate in their entirety and be of no further effect; or

13.2.5.2	if the notice of termination so specifies, this Agreement shall continue in full force and effect, save that (a) the royalty payable under Clause 10.3 by Zogenix to Elan during the Initial Term shall be [***]% of Net Sales for any Product sold by Zogenix after termination is effected by Zogenix under Clause 12.3.1 and (b) the royalty payable under Clause 10.3 by Zogenix to Elan during the Extended Term for any Product sold by Zogenix after termination is effected by Zogenix under Clause 12.3.1 shall be [***]% of Net Sales, and, for the avoidance of doubt and without limiting the foregoing, the Elan License, the Manufacturing License, Zogenix’s obligations under Clause 7, and any sub-license duly granted under Clauses 2.2 or 9.1 shall continue in full force and effect.

13.3.	Ancillary Rights. If Elan should require a license from Zogenix in order to research, develop and/or commercialize the Product under Clause 13.2.4.1, Zogenix shall grant a non-exclusive license to Elan (subject to any Third Party royalties due or rights and/or obligations contained in any applicable Third Party agreement related to any Product that may be subsequently sold by Elan utilizing this license which shall be Elan’s responsibility) for any other rights or data owned or controlled by Zogenix or its Affiliates which may be necessary for Elan to research, develop and commercialize the Product in the Territory.

14.	WARRANTIES, INDEMNIFICATION AND LIABILITY

14.1.	Elan Warranties. Elan represents and warrants to Zogenix as of the Effective Date:

14.1.1	Elan has the right to enter into this Agreement and grant the Elan License and the Manufacturing License;

14.1.2	There are no agreements between Elan and any Third Party that conflict with this Agreement, the Elan License or the Manufacturing License;

14.1.3	No consent, approval, authorization or order of any court or governmental agency or body or Third Party is required for the execution and delivery by Elan of this Agreement or grant of the Elan License or the Manufacturing License;

14.1.4	Elan is the sole owner of Elan Intellectual Property, free and clear of any liens, claims or encumbrances and is not in breach of any agreement with Third Parties relating to Elan Intellectual Property;

14.1.5	U.S. Patent No. 6,902,742 is in full force and effect, contains Valid Claims having a scope that covers the Product, is not the subject of any litigation, ex parte, or inter partes administrative proceedings, including any reexamination, re-issue or opposition proceeding, all maintenance fees that were due before the Effective Date of this Agreement have been paid, and there are no outstanding actions before the US Patent and Trademark Office;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

14.1.6	The application of U.S. Published Patent Application Number 2006/024015 has not been abandoned and is pending;

14.1.7	Neither Elan nor, to Elan’s knowledge, any of its Affiliates, has received written notice from a Third Party indicating that the use of Elan Intellectual Property infringes any Third Party patent rights, or offering a licence thereto, which would adversely effect the rights licensed to Zogenix hereunder and/or the commercializing of the Product in the Field in the Territory;

14.1.8	Neither Elan nor any of its Affiliates has provided notice to Third Parties alleging interference, infringement, misappropriation or other conflict with or of the Elan Intellectual Property;

14.1.9	To Elan’s knowledge with no special search, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Elan Intellectual Property;

14.1.10	In Elan’s opinion with no special search, no license from a Third Party is required to practice the rights granted to Zogenix by Elan under this Agreement;

14.1.11	Other than the Elan Patents, there are no additional Patents issued to or filed by Elan or its Affiliates that are required to allow Zogenix to practice the rights granted to it by Elan under this Agreement;

14.1.12	The Elan IND (i) has not been abandoned, (ii) is in good standing and (iii) all required notices, supplemental applications and annual or other reports with respect to the Elan IND have been filed with the FDA.

14.2.	Zogenix Warranties. Zogenix represents and warrants to Elan as of the Effective Date, as follows:

14.2.1	Zogenix has the right to enter into this Agreement.

14.2.2	There are no agreements between Zogenix and any of its Affiliates or any Third Party that conflict with this Agreement.

14.2.3	No consent, approval, authorization or order of any court or governmental agency or body or Third Party is required for the execution and delivery by Zogenix of this Agreement or Zogenix’s acceptance of the Elan License or the Manufacturing License.

14.2.4	Zogenix has performed the valuation required of Zogenix under the rules promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (16 C.F.R. 801.1 et seq.) and concluded that the fair market value of the licenses Zogenix is acquiring hereunder is less than $59.8 million.

14.2.5	Neither Zogenix nor any of its Affiliates own, control or have licensed any Patents having claims that cover the Product.

14.3.	Mutual Warranties. Each Party represents and warrants that:

14.3.1	It is aware of and has received disclosure by the other Party regarding the content of this Agreement, its Appendix and Schedules;

14.3.2	It requires no further disclosures from the other Party in order to execute this Agreement voluntarily, knowingly and intelligently;

14.3.3	It has been advised by a counsel of its choice or has been provided sufficient time to obtain advice from counsel regarding the content of this Agreement;

14.3.4	It acknowledges that in entering in to this Agreement, it has not relied upon the other Party’s representations without the advice of its counsel prior to the execution of this Agreement.

Execution Copy

14.4.	Mutual Indemnification. Each of the Parties shall defend, indemnify and hold harmless the other Party against all Claims by a Third Party to the extent that they arise out of any material breach by the first Party of any of its representations, warranties or obligations under this Agreement or from the first Party’s fraud or wilful misconduct (including such Party’s officers, directors, employees or agents).

14.5.	Infringement Claims. The Parties acknowledge that they have adequate knowledge or expertise, or has hired such experts, or has had adequate time to hire such experts, to conduct due diligence with respect to intellectual property by a Third Party. Clause 3.4 contains the Parties’ full agreement as regards liability for Infringement Claims, save to the extent that Clause 3.4 incorporates other provisions of this Agreement by specific cross-reference.

14.6.	Indemnification (Medical Claims). Zogenix shall indemnify Elan against all Claims made or brought against Elan by a Third Party seeking damages for personal injury (including death) and/or for the cost of medical treatment, caused by or attributed to the use of Product administered or sold by Zogenix, its Affiliates, a permitted sub-licensee or a permitted subcontractor in the Territory, but without prejudice to any right of indemnification Zogenix may have against Elan or an Elan Affiliate under the Services Agreement or Commercial Manufacture and Supply Agreement; provided however, Zogenix shall not so indemnify Elan or its Affiliates to the extent that Zogenix is entitled to be indemnified by Elan or an Elan Affiliate.

14.7.	Sub-licensees. With reference to Clause 2.2, Zogenix shall indemnify and hold harmless Elan to the extent that any Claims arise out of any acts or omissions of any permitted sub-licensee of Zogenix.

14.8.	Conduct of Claims. The Party seeking an indemnity shall:

14.8.1	fully and promptly notify the other Party of any claim or proceedings, or threatened claim or proceedings;

14.8.2	permit the indemnifying Party to take full control of such claim or proceedings, with counsel of the indemnifying Party’s choice, provided that the indemnifying Party shall reasonably and regularly consult with the indemnified Party in relation to the progress and status of such claim or proceedings;

14.8.3	fully co-operate in the investigation and defense of such claim or proceedings at the indemnifying Party’s expense; and

14.8.4	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The indemnifying Party may settle a Claim on terms which provide only for monetary relief and do not include any admission of liability. Save as aforesaid, neither the indemnifying Party nor the Party to be indemnified shall acknowledge the validity of, compromise or otherwise settle any Claim without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

14.9.	Exclusion of Implied Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ZOGENIX ACKNOWLEDGES THAT THE ELAN LICENSE AND THE MANUFACTURING LICENSE ARE GRANTED AND THAT THE ELAN IND SHALL BE TRANSFERRED ON AN “AS IS” BASIS, WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS.

14.10.	Exclusion of Consequential Loss. Without prejudice to the obligation of either party to indemnify the other in respect of Claims by a third party, notwithstanding anything to the contrary in this Agreement, Elan and Zogenix shall not be liable to the other by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this agreement, for any indirect, consequential, special, incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise.

Execution Copy

14.11.	Extension of Indemnification. Where this Agreement provides for the indemnification of a Party or for the limitation of a Party’s liability, such indemnification and/or limitation (as the case may be) shall also apply for the benefit of such Party’s Affiliates and the employees, officers, directors and agents of any of them, acting in such capacity.

14.12.	Inherent Risk. It is hereby acknowledged that there are inherent uncertainties involved in the development and registration of pharmaceutical products and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration outlined in this Agreement. Accordingly, Elan and Zogenix shall have no liability to each other as a result of the failure of the Product to obtain Regulatory Approval, and, except as set forth in the Related Agreements, Elan will have no liability to Zogenix as a result of any failure or delay of the Product to achieve the Product Specifications or one or more of the milestones set out in the R&D Program and/or to obtain the Regulatory Approval in the Territory.

14.13.	Insurance. Zogenix shall maintain comprehensive general liability insurance in respect of all activities conducted by it with respect to the Product appropriate for a company of its size engaged in similar commercial activities, including product liability insurance on the Product. From the Effective Date of this Agreement but prior to commencement of any clinical trial programs for the Product, Zogenix shall maintain such general liability insurance in an amount of not less than US$[***]. Upon commencement of any clinical trial programs for the Product, Zogenix shall maintain such general liability insurance in an amount of not less than US$[***] per occurrence and in the aggregate. Prior to or upon commencing marketing Product, Zogenix shall maintain such general liability insurance in an amount of not less than US$[***] for the duration of this Agreement and for such period thereafter as necessary to cover the insured risks.

Zogenix shall provide Elan with a certificate from the insurance company verifying the above and shall notify Elan in writing at least thirty (30) days prior to the expiration or termination of such coverage.

15.	CONFIDENTIALITY

15.1.	Confidential Information: The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including inventions, trade secrets, specifications, designs, data, know-how and other proprietary information relating to the Product, processes, services and business of the disclosing Party or its Affiliates.

The foregoing shall be referred to collectively as “Confidential Information”.

15.2.	Exclusion. Confidential Information shall not include:

15.2.1	information which is properly in the public domain provided that information shall not be deemed to be in the public domain merely because it is embraced by more general information which is publicly known;

15.2.2	information which is disclosed to the receiving Party or its Affiliates by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

15.2.3	information which is known prior to such disclosure or independently developed by a Party without the aid, application, reference to or use of the Confidential Information of the disclosing Party, as evidenced by such Party’s records;

15.2.4	information which the disclosing Party has specifically agreed in writing that the receiving Party may disclose; or

15.2.5	information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the other Party hereto, which source did not acquire this information on a confidential basis.

15.3.	Use of Confidential Information. Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party’s obligations under this Agreement or a Related Agreement and for no other purpose save for those set out in Clause 6.6, and any consent that Elan may require from Zogenix to effectuate any purpose set out in Clause 6.6 shall not be unreasonably withheld, conditioned or delayed.

15.4.	Non-Disclosure. Except as otherwise specifically provided in this Agreement and subject to Clauses 15.12 and 15.13, each Party shall disclose Confidential Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement or a Related Agreement, and not to any other Third Party.

15.5.	Obligation to Inform. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain or have obtained their agreement to keep the Confidential Information in confidence under terms and conditions at least as restrictive as those contained herein as a condition of receiving Confidential Information.

15.6.	Care. Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party.

15.7.	Return of Information. Upon termination or expiration of this Agreement, each Party shall promptly, upon request of the other Party, return or destroy (as requested by the disclosing Party) all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 15.

15.8.	Attribution; Extension of Confidentiality. Any breach of this Clause 15 by any person informed by one of the Parties is considered a breach by the Party itself.

15.9.	Term. The provisions relating to confidentiality in this Clause 15 shall remain in effect during the Term and for a period of [***] ([***]) years following the expiration or earlier termination of this Agreement.

15.10.	Acknowledgment. The Parties agree that the obligations of this Clause 15 are necessary and reasonable in order to protect the Parties’ respective businesses. The Parties further agree that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements with respect to confidentiality, and that each Party shall be entitled to seek injunctive or other equitable relief against the threatened or continued breach of those provisions, in addition to with any other remedy which may be available.

15.11.	Product Data. For the purpose of demonstrating to Third Parties the benefits of the Elan Patents, Elan shall be entitled, without the prior written consent of Zogenix, to disclose to Third Parties the numerical values underlying the Product Data provided that Elan does not disclose Zogenix’s name or the name of the Compound.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

15.12.	Announcements. No announcement or public statement concerning the existence, subject matter or any term of this Agreement, or its performance, shall be made by or on behalf of any Party without the prior written approval of the other, such approval not to be unreasonably withheld, conditioned or delayed. The Parties agree to discuss the issue of a joint press release announcing the execution of this Agreement. If the Parties decide not to issue a joint press release regarding this event, then each Party shall be entitled to issue its own press release, but the wording of each such release shall be agreed to by the other Party in good faith in writing before publication. Following the publication of said initial press release(s), each Party shall be free to disclose, without the other Parties’ prior written consent, the existence of this Agreement, the identity of the other Party and the terms of the Agreement that have already been publicly disclosed in the initial press release(s) but in no circumstance may either Party disclose any other information regarding the existence, subject matter, or any term of this Agreement (such as confidential information or commercially sensitive information on financial terms) or its performance, without the prior written approval of the other, such approval not to be unreasonably withheld, conditioned or delayed.

15.13.	Required Disclosures. A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or its performance, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

15.13.1	the filing of a Regulatory Application for the Product by Zogenix or the filing of a DMF by Elan; or

15.13.2	a valid order of a court or Governmental Authority; or

15.13.3	any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Party prompt notice of such fact to enable the other Party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions.

The Disclosing Party shall fully co-operate with the other Party in connection with that other Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

16.	MISCELLANEOUS PROVISIONS

16.1.	Force Majeure. Neither Party shall be liable for failure or delay in the performance of any of its obligations under this Agreement if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

16.2.	Subcontracting.

16.2.1	Each Party shall be entitled without the consent of the other:

16.2.1.1	to subcontract or delegate the whole or any part of its duties hereunder to its Affiliate(s) and Zogenix acknowledges that it is currently intended that certain development and commercial manufacturing activities under this Agreement and under Related Agreements will be conducted on behalf of Elan by Elan’s Affiliates, EDDI and Elan Holdings.

Execution Copy

16.2.1.2	To subcontract or delegate the whole or part of its duties hereunder to a Third Party, provided that in subcontracting or delegating any of its duties its duties and responsibilities under this Agreement Zogenix:

16.2.1.3	shall not use or employ a Technological Competitor without the prior written consent of Elan;

16.2.1.4	shall enter into written agreements with all such Third Parties which are consistent with and do not conflict with the terms of this Agreement and which prohibit the right to further subcontract;

16.2.1.5	shall ensure that Elan Confidential Information is only used by such Third Parties in accordance with this Agreement and shall further ensure that under no circumstances shall such Third Parties be allowed access to the CMC data without the prior written consent of Elan and Elan shall be entitled to require that there be a direct contractual relationship between the Third Party and Elan in such circumstances;

16.2.1.6	shall make Elan whole for any tax consequence associated with such subcontract or delegation; and

16.2.1.7	shall remain liable to Elan for the acts and omissions of any such Third Party.

16.2.1.8	Elan hereby acknowledges that it is currently intended that Zogenix will delegate to contract research organizations, contract sales organizations and other Third Parties in the performance of its duties hereunder and under the Services Agreement and Zogenix hereby acknowledges that in doing so it will comply with the requirements set out in Clause 16.2.1.2.

16.3.	Assignment.

16.3.1	Each Party shall be entitled without the consent of the other to assign this Agreement to its Affiliate, provided that such assignment has no material adverse tax implications for the other Party.

16.3.2	Zogenix may assign this Agreement to a Technological Competitor with Elan’s prior written consent, which may not be unreasonably withheld, conditioned or delayed. In circumstances where such consent is obtained:

16.3.2.1	Zogenix and the assignee shall ensure that this Agreement, all Related Agreements and any existing and future work conducted thereunder is Contained Within a Ring Fence. “Contained Within a Ring Fence” means that (i) the assignee’s employees who perform activities and obligations under this Agreement or the Related Agreements must be identified by name and location by the assignee and must sign a confidentiality agreement, to be provided by Elan [***], prohibiting the disclosure of any Elan Intellectual Property and/or related Elan Confidential Information to the assignee’s employees who do not work on activities directly related to this Agreement or the Related Agreements (except and to the extent required of internal auditors, the legal department and other non-operational centralized services), (ii) to the extent permitted by applicable laws and regulations, any of the assignee’s employees who may be transferred to work on the activities and have access to and knowledge of Elan Intellectual Property and/or related Confidential Information may not subsequently be transferred to work on the assignee’s other technologies which compete with the subject matter of the Elan Patents for a period of [***] as from the date on which they cease to work on such activities under this Agreement or the Related Agreements without the prior consent of Elan, and (iii) Elan shall be entitled to reasonable site inspections and audits by Elan or its designee on terms to be agreed in advance between Elan and the assignee to ensure strict compliance with these terms and conditions; and

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

16.3.2.2	Zogenix and the Technological Competitor shall also comply with the conditions and obligations set out in Clause 16.2.1.2.2 through 16.2.1.2.5.

16.3.3	Zogenix may assign this Agreement to a Third Party who is not a Technological Competitor without Elan’s prior written consent, subject to the conditions set out below:

16.3.3.1	Zogenix must make Elan whole for any tax consequence associated with any such assignment;

16.3.3.2	On or before the date of assignment, Elan shall receive all monies due and owing from Zogenix as of the assignment date;

16.3.3.3	Zogenix must identify all Elan Confidential Information in its possession, and either return to Elan or forward to its assignee, as directed by Elan; and

16.3.3.4	Each Party must cooperate as required with the other Party and Zogenix’s assignee both before and after the assignment to ensure the smooth transition between Zogenix and assignee on all regulatory and operational matters relating to this Agreement and, if applicable, all Related Agreements.

16.3.4	Elan may assign this Agreement along with each of the Related Agreements without Zogenix’s consent to any Third Party which (a) succeeds to the ownership of the Elan Patents in their entirety and (b) agrees to fulfil all of Elan’s responsibilities under this Agreement and each of the Related Agreements.

16.4.	Change of Control. Zogenix shall give prior written notice to Elan if Zogenix becomes a Technological Competitor or becomes an Affiliate of a Technological Competitor during the Term of this Agreement. Following such an event, Zogenix shall at all times be required to keep this Agreement, all Related Agreements and all associated activities Contained Within a Ring Fence.

16.5.	No Third Party Beneficiaries. Each Party is entering into this Agreement on its own behalf and not on behalf of any other person or entity.

16.6.	Parties Bound. This Agreement shall be binding upon the successors (including entities with which the Parties may merge) and permitted assigns of the Parties as of the effective date of such succession or assignment, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any Third Party, any legal or equitable right, benefit or remedy of any nature whatsoever.

16.7.	Relationship of the Parties. Nothing contained in this Agreement is intended or is to be construed to constitute either of the Parties hereto as partners or members of a joint venture or either Party as an employee of the other Party. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

Execution Copy

16.8.	Entire Agreement. This Agreement, including the agreements between the Parties (or their Affiliates) referenced herein, constitutes the entire agreement and understanding between the Parties with respect to its subject matter, and except as expressly provided, supersedes all prior representations, writings, negotiations or understandings with respect to that subject matter.

Nothing in this Clause 16.8 shall exclude any liability which any Party would otherwise have to the other Party or any right which either of them may have to rescind this Agreement in respect of any statements made fraudulently by the other prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.

16.9.	Severability. If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable, or if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

16.10.	Further Assurance. Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

16.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

16.12.	Waivers. A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver.

16.13.	Amendment. No amendment, modification or addition to this Agreement shall be effective unless it is made in writing and signed by each of the Parties.

16.14.	Notices.

16.14.1	A notice under or in connection with this Agreement (a “Notice”):

16.14.1.1	shall be in writing; and

16.14.1.2	may be delivered personally or sent by internationally recognized overnight courier or by fax to the Party due to receive the Notice at its address set out below:

16.14.2	The address referred to in Clause 16.14.1.2 is:

(a)	in the case of Elan:

Address:	Elan Pharma International Limited

c/o 102 St. James Court

Flatts

Smith FL04

Bermuda

Fax:	+(441) 292 2224

Marked for the attention of: Kevin Insley

Execution Copy

(b)	in the case of Zogenix:

Address:	11682 El Camino Real, Ste. 320

San Diego, California, 92130

USA

Fax:	+1 (858) 259-1166

Marked for the attention of: Chief Financial Officer

or to such other address(es) and fax numbers as may from time to time be notified by either Party to the other hereunder.

16.14.3	Notice is deemed given:

16.14.3.1	if delivered personally, when the person delivering the notice obtains the signature of a person at the address referred to in Clause 16.14.1.2;

16.14.3.2	if sent by overnight courier, except air mail, two Business Days after posting it;

16.14.3.3	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

16.15.	Set-off. Each of the Parties will be entitled but not obliged to set-off against any amount of money payable to it by the other Party under this Agreement, any amount of money payable by it to the other Party under this Agreement.

16.16.	Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules, and shall be subject to the exclusive jurisdiction of the State and Federal Courts located in New York, New York.

***

Execution Copy

SCHEDULE 1        TECHNOLOGICAL COMPETITORS

[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

SCHEDULE 2         KEY TERMS FOR COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT

1.	Subject to Clause 9 of the Agreement, Elan (or an Elan Affiliate) to have the sole and exclusive right to manufacture, have manufactured, supply or have supplied commercial Product to Zogenix, its Affiliates and permitted sub-licensees in the Territory. Elan (or Affiliate) to use Commercially Reasonable Efforts to meet such supply requirements.

2.	Elan (or Affiliate) shall own and be responsible for (i) filing DMFs that Elan or Affiliate may wish to file in respect of Elan Intellectual Property and the application of Elan Intellectual Property as regards the Product and/or the manufacture of Product, and (ii) all necessary manufacturing approvals for the commercial manufacture of the Product. Zogenix to be responsible for filing for and maintaining all other necessary Regulatory Approvals (e.g., NDA) and other approvals needed to import, offer for sell or sell commercial Product in the Territory.

3.	Elan (or Affiliate) to supply Zogenix with Bottled Product that is manufactured in accordance with and conforms to Product Specifications and other mutually agreed specifications and to all applicable laws and regulations for supply and manufacturing commercial pharmaceutical products containing Controlled Substances, including cGMP. Bottled Product to be provided EXW. Product packaging to conform to written standards that are to be agreed by the Parties.

4.	Detailed forecasting, ordering and delivery provisions to be negotiated in good faith between the Parties, having regard inter alia to reasonable adjustments in respect of delivery problems arising from external causes, and to be fully set out in Commercial Manufacture and Supply Agreement.

5.	The Parties to establish a supply committee to deal with matters arising between the Parties over supply issues. The committee to discuss developments relating to forecasting, commercial and regulatory issues, scheduling and supply and other topics.

6.	The price per unit of Bottled Product shall be [***]% of NSP. Such price shall be paid in advance through applying a Notional NSP, together with a true up mechanism and in no circumstances shall Elan (or its Affiliate) be required to supply commercial Product for less than [***].

7.	Zogenix to have right to review and approve proposed changes in advance of their implementation specific to the Product manufacturing, testing, or controls documentation which require prior Regulatory Authority approval as well as any other changes that may be specified as requiring Zogenix approval in a quality agreement that shall be agreed between the Parties at the same time that the Commercial Manufacture and Supply Agreement is negotiated.

8.	Zogenix to be responsible for the costs associated with the process transfer of Product from Elan’s development facility to its primary manufacturing facility in anticipation of the commercial scale-up of the Product, including the costs associated with process transfer, validation and maintenance.

9.	If after receipt of the first NDA Approval and if requested by Zogenix, Elan (or Affiliate) shall [***].

10.	Zogenix shall maintain agreed upon levels of safety stock through agreed order and forecast procedures. If requested by Zogenix, Elan and Zogenix shall discuss the ability of Elan (or its Affiliate) to hold safety stock, at Zogenix’s cost and expense.

11.	Release and rejection provisions (e.g., defects and latent defects) reasonably acceptable to the Parties, with Elan (or Affiliate) to have a specified time (e.g., [***]) to rectify issues attributable to the negligent acts or omissions of Elan (or Affiliate). Zogenix to be refunded where such Product cannot be reworked or replaced within specified time.

12.	All remedies for failures, delays or defects in supply including defects in the Product to be negotiated in good faith by between the Parties and specifically set out in the Manufacturing and Supply Agreement, to the exclusion of any other remedy.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

13.	Zogenix to be responsible for coordinating any Product recall in the Field and in the Territory and for ensuring that recalls are conducted in a commercially reasonable manner. Costs of recall shall be borne by [***] unless [***].

14.	Elan (or Affiliate) to be responsible for manufacturing Product to meet Product Specifications and in compliance with cGMP and other applicable law. Zogenix to be responsible for marketing and promotion, and for recalls and indemnification otherwise arising.

15.	Representations, warranties and indemnification provisions shall correspond to the Parties’ responsibilities under the Commercial Manufacture and Supply Agreement.

16.	Term of the Commercial Manufacture and Supply Agreement will be the Term of the License Agreement.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

SCHEDULE 3        MANUFACTURING COST

“Manufacturing Cost” is [***].

Such allocations shall be in a manner consistent with US GAAP and consistent with expenses and overhead allocated to other products manufactured by Elan or its Affiliates.

Where some part(s) of the manufacture or packaging are conducted by unaffiliated Third Party(ies), Manufacturing Cost shall be [***].

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature Page to License Agreement]

SIGNED

/s/ Kevin Insley

Duly authorised for and on behalf of:

ELAN PHARMA INTERNATIONAL LIMITED

Name:	Kevin Insley

Title:	Authorized Signatory

Date:	November 27, 2007

SIGNED

/s/ Roger L. Hawley

Duly authorised for and on behalf of:

ZOGENIX, INC.

Name:	Roger L. Hawley

Title:	CEO

Date:	Nov. 27, 2007